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                                                                   Exhibit 99.1

FROM:             VIDEO LOTTERY TECHNOLOGIES, INC.
                  115 Perimeter Center
                  Atlanta, GA 30346

                  AUTOMATED WAGERING INTERNATIONAL, INC.
                  411 Hackensack Ave.
                  Hackensack, NJ 07601

                  MWW/Strategic Communications, Inc.
                  (201) 507-9500
                  Contact:   Laurie Terry - Email: lterry@mww.com
                             Bob Sommer - Email: rsommer@mww.com

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                                                          FOR IMMEDIATE RELEASE


              AUTOMATED WAGERING INTERNATIONAL WITHDRAWS KENTUCKY
                        ON-LINE LOTTERY SYSTEM PROPOSAL

      OFFICIALS AT AUTOMATED WAGERING AND THE KENTUCKY LOTTERY CORPORATION
            AGREE THEY ARE UNABLE TO CONCLUDE CONTRACT NEGOTIATIONS

         ATLANTA, September 27, 1996 -- Video Lottery Technologies, Inc. (Nasdaq National Market: VLTS) announced today that the company's subsidiary, Automated Wagering International, Inc. (AWI) has withdrawn its on-line lottery system proposal to the Kentucky Lottery Corporation.
           The company stated that due to ongoing divestiture and subcontracting considerations affecting AWI, the contract can not be concluded in the time period that AWI's proposal remains in effect. State law prohibits the Kentucky Lottery from finalizing the contract negotiations while these issues are still pending.
         "It is unfortunate that these circumstances, which are beyond the control of both parties, have impeded our efforts to successfully finalize a contract," said Video Lottery Technologies President Richard Haddrill. "AWI sincerely appreciates the efforts put forth by the Kentucky Lottery during the negotiation process and hopes we will have the opportunity to work with the Lottery in the near future."
         Video Lottery Technologies, Inc., through its subsidiaries -- Automated Wagering International, Inc., Video Lottery Consultants, Inc., and United Tote -- is one of the leading suppliers of system software, equipment, and related services for on-line lotteries, video lotteries and pari-mutuel systems throughout the world. Presently, the subsidiaries' equipment and systems are in operation in the United States, Canada, Australia, Europe, Asia, South America and the Caribbean.